Exhibit j
                       CONSENT OF INDEPENDENT ACCOUNTANTS

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                       CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the incorporation by reference in this Post-Effective
Amendment No. 12 to the registration statement on Form N-1A ("Registration Statement") of our report dated November 13, 2001, relating to the financial statements and financial highlights which appears in the September 30, 2001 Annual Report to Shareholders of Phoenix-Seneca Bond Fund, Phoenix-Seneca Mid Cap "EDGE" Fund, and Phoenix-Seneca Real Estate Securities Fund (constituting the Phoenix-Seneca Funds, hereafter referred to as the "Trust") which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts
January 29, 2002